Exhibit 99.1

Morgan Stanley Direct Lending Fund Announces March 31, 2024 Financial Results and Declares Second Quarter 2024 Dividend of $0.50 per Share

NEW YORK, NY, May 9, 2024 — Morgan Stanley Direct Lending Fund (NYSE: MSDL) (“MSDL” or the “Company”), a business development company externally managed by MS Capital Partners Adviser Inc. (the “Adviser”), today announced its financial results for the first quarter ended March 31, 2024.

“MSDL generated strong first quarter operating results, supported by continued stable credit performance,” said Jeffrey Levin, President and Chief Executive Officer of Morgan Stanley Direct Lending Fund. “We have constructed what we believe to be a resilient middle-market portfolio of senior, sponsor-backed loans and believe we are well positioned to generate strong risk-adjusted returns for our investors as market trends evolve.”

QUARTERLY HIGHLIGHTS

•	Net investment income of $54.7 million, or $0.63 per share;
•	Net asset value of $20.67 per share, unchanged as compared to December 31, 2023, despite dilution from our initial public offering (“IPO”);
•	Debt-to-equity was 0.81x as of March 31, 2024, as compared to 0.87x as of December 31, 2023;
•	New investment commitments of $232.1 million, fundings of $168.4 million and sales and repayments of $71.7 million, resulting in net funded portfolio increase of $96.7 million; and
•	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.50 per share, paid on April 25, 2024 to stockholders of record as of March 29, 2024.

SELECTED FINANCIAL HIGHLIGHTS

	For the Quarter Ended
	March 31, 2024	December 31, 2023
Net investment income per share	$0.63	$0.67
Net realized and unrealized gains (losses) per share[1]	$(0.05)	$0.03
Earnings per share	$0.59	$0.70
Regular dividend per share	$0.50	$0.50
Special dividend per share	-	$0.10

	As of
($ in thousands, except per share information)	March 31, 2024		December 31, 2023
Investments, at fair value	$3,293,205		$3,193,561
Total debt outstanding, at principal	$1,492,257		$1,502,263
Net assets	$1,837,027		$1,721,151
Net asset value per share	$20.67		$20.67
Debt to equity	0.81	x	0.87	x
Net debt to equity	0.77	x	0.83	x

1 Amount shown may not correspond for the period as it includes the effect of the timing of the distribution and the issuance of common stock.

RESULTS OF OPERATIONS

Total investment income for the first quarter ended March 31, 2024 was $99.1 million, compared to $100.8 million for the fourth quarter ended December 31, 2023. The slight decrease was driven by a reduction in non-recurring repayment related income.

Total operating expenses for the quarter ended March 31, 2024 were $44.5 million, compared to $45.3 million for the quarter ended December 31, 2023. The decrease in operating expenses quarter over quarter was attributable to lower interest and other financing expenses and lower incentive fees due to the partial incentive fee waiver for one year after the Company’s IPO and partially offset by higher management fees.

Net investment income for the quarter ended March 31, 2024 was $54.7 million, or $0.63 per share, compared to $55.5 million, or $0.67 per share, for the quarter ended December 31, 2023.

For the quarter ended March 31, 2024, net change in unrealized appreciation on investments was $2.7 million offset by realized losses of $5.6 million.

PORTFOLIO AND INVESTMENT ACTIVITY

As of March 31, 2024, the Company’s investment portfolio had a fair value of approximately $3.3 billion, comprised of 178 portfolio companies across 31 industries, with an average investment size of $18.5 million, or 0.6% of our total portfolio on a fair value basis. The composition of the Company’s investments was the following:

	March 31, 2024			December 31, 2023
($ in thousands)	Cost	Fair Value	% of Total Investments at Fair Value	Cost	Fair Value	% of Total Investments Fair Value
First Lien Debt	$3,131,129	$3,115,404	94.6%	$3,027,413	$3,004,544	94.1%
Second Lien Debt	136,708	118,107	3.6	146,014	132,415	4.1
Other Investments	55,930	59,694	1.8	53,349	56,602	1.8
Total	$3,323,767	$3,293,205	100.0%	$3,226,776	$3,193,561	100.0%

Investment activity for the three months ended March 31, 2024 and December 31, 2023, was as follows:

Investment Activity:	March 31, 2024	December 31, 2023
New investment commitments, at par	$232,120	$242,891
Investment fundings	$168,357	$253,867
Number of new Investment commitments in portfolio companies	9	12
Number of portfolio companies exited or fully repaid	3	5

Total weighted average yield of investments in debt securities at amortized cost and fair value was 11.9% and 12.0%, respectively, as of March 31, 2024, compared to 12.0% and 12.1%, respectively as of December 31, 2023. Floating rate debt investments as a percentage of total portfolio on a fair value basis remained unchanged from December 31, 2023 at 99.9% as of March 31, 2024. As of March 31, 2024, three investments were on non-accrual status, representing approximately 0.4% of total investments at amortized cost.

CAPITAL AND LIQUIDITY

As of March 31, 2024, the Company had total principal debt outstanding of $1,492.3 million, including $300.0 million outstanding in the Company’s BNP funding facility, $492.3 million outstanding in the Company’s Truist credit facility, $275.0 million outstanding in the Company’s senior unsecured notes due September 2025, and $425.0 million outstanding in the Company’s senior unsecured notes due February 2027. The combined weighted average interest rate on debt outstanding was 6.69% for the quarter ended March 31, 2024. As of March 31, 2024, the Company had $923.7 million of availability under its credit facilities and $64.8 million in cash. Debt to equity was 0.81x and 0.87x as of March 31, 2024 and December 31, 2023, respectively, with the decline primarily attributable to the IPO being executed during the first quarter.

RECENT DEVELOPMENTS

•	On May 8, 2024, the Board declared a distribution of $0.50 per share, which is payable on July 25, 2024 to shareholders of record as of June 28, 2024.
•	On April 19, 2024, the Company executed an amendment to its Senior Secured Revolving Credit Facility with Truist Bank, extending the maturity from January 2028 to April 2029. As part of the amendment, the total commitment was increased from $1.12 to $1.30 billion and pricing terms were maintained.
•	In late March, Fitch Ratings affirmed MSDL’s BBB- (stable) rating.

CONFERENCE CALL INFORMATION

Morgan Stanley Direct Lending Fund will host a conference call on Friday, May 10, 2024 at 10:00 am ET to review its financial results and conduct a question-and-answer session. All interested parties are invited to participate in the live earnings conference call by using the following dial-in numbers or audio webcast link available on the MSDL Investor Relations website:

•	Audio Webcast
•	Conference Call
•	Domestic: 888-256-1007
•	International: 323-701-0225
•	Passcode: 6641924

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. An archived replay will also be available on the MSDL Investor Relations website.

About Morgan Stanley Direct Lending Fund

Morgan Stanley Direct Lending Fund (NYSE: MSDL) is a non-diversified, externally managed specialty finance company focused on lending to middle-market companies. MSDL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. MSDL is externally managed by MS Capital Partners Adviser Inc., an indirect, wholly owned subsidiary of Morgan Stanley. MSDL is not a subsidiary of or consolidated with Morgan Stanley. For more information about Morgan Stanley Direct Lending Fund, please visit www.msdl.com.

Forward-Looking Statements

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or MSDL’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in MSDL’s filings with the U.S. Securities and Exchange Commission. MSDL undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

Contacts

Investors
Michael Occi
msdl@morganstanley.com

Media
Alyson Barnes
212-762-0514
alyson.barnes@morganstanley.com

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share amounts)

	As of
	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Non-controlled/non-affiliated investments, at fair value (amortized cost of $3,323,767 and $3,226,776)	$3,293,205	$3,193,561
Cash	64,762	69,705
Deferred financing costs	13,391	14,317
Interest and dividend receivable from non-controlled/non-affiliated investments	29,341	28,884
Subscription receivable	—	41
Receivable for investments sold/repaid	348	173
Prepaid expenses and other assets	300	53
Total assets	3,401,347	3,306,734

Liabilities
Debt (net of unamortized debt issuance costs of $4,982 and $5,564)	1,486,661	1,496,032
Payable for investment purchased	2,972	8
Payable to affiliates (Note 3)	2,511	2,870
Dividends payable	44,447	49,968
Management fees payable	5,132	2,012
Income based incentive fees payable	10,126	11,766
Interest payable	8,963	18,823
Accrued expenses and other liabilities	3,508	4,104
Total liabilities	1,564,320	1,585,583

Commitments and Contingencies (Note 7)

Net assets
Preferred stock, $0.001 par value (1,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, par value $0.001 (100,000,000 shares authorized; 88,894,490 and 83,278,831 shares issued and outstanding)	89	83
Paid-in capital in excess of par value	1,821,242	1,712,609
Total distributable earnings (loss)	15,696	8,459
Total net assets	$1,837,027	$1,721,151
Total liabilities and net assets	$3,401,347	$3,306,734
Net asset value per share	$20.67	$20.67

Consolidated Statements of Operations (unaudited)

(In thousands, except share amounts)

	For the Three Months Ended
	March 31, 2024	March 31, 2023
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$94,631	$81,717
Payment-in-kind	2,644	441
Dividend income	565	496
Other income	1,261	985
Total investment income	99,101	83,639

Expenses:
Interest and other financing expenses	27,260	26,667
Management fees	8,230	7,304
Income based incentive fees	11,336	9,381
Professional fees	1,217	1,241
Directors’ fees	146	80
Administrative service fees	25	54
General and other expenses	108	168
Total expenses	48,322	44,895
Management fees waiver (Note 3)	(3,098)	(5,478)
Incentive fees waiver (Note 3)	(1,210)	—
Net expenses	44,014	39,417
Net investment income (loss) before taxes	55,087	44,222
Excise tax expense	436	—
Net investment income (loss) after taxes	54,651	44,222

Net realized and unrealized gain (loss):
Net realized gain (loss) on non-controlled/non-affiliated investments	(5,625)	122
Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliated investments	2,658	(567)
Net realized and unrealized gain (loss)	(2,967)	(445)
Net increase (decrease) in net assets resulting from operations	$51,684	$43,777

Net investment income (loss) per share (basic and diluted)	$0.63	$0.62
Earnings per share (basic and diluted)	$0.59	$0.62
Weighted average shares outstanding:	87,358,527	70,863,184